CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
7.000% Dow InterNotes® due November 15, 2013	$20,592,000	$809.27
7.500% Dow InterNotes® due November 15, 2015	$3,798,000	$149.26
8.000% Dow InterNotes® due November 15, 2018	$17,723,000	$696.51
TOTAL	$42,113,000	$1,655.04

(1)	The filing fee of $1,655.04 is calculated in accordance with Rule 457(r) under the Securities Act of 1933

Filed Under Rule 424(b)(2), Registration Statement No. 333-140859

Pricing Supplement No. 46—dated November 24, 2008 (To: Prospectus Dated February 23, 2007 and Prospectus Supplement Dated October 29, 2008)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LFT5	$20,592,000	100.000%	1.000%	$20,386,080	7.000%	SEMI- ANNUAL	11/15/2013	5/15/2009	$32.47	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2009 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, InCapital LLC Agents: Charles Schwab & Co. Inc.,

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Securities LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 11/15/2009 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

26054LFU2	$3,798,000	100.000%	1.200%	$3,752,424	7.50%	SEMI- ANNUAL	11/15/2015	5/15/2009	$34.79	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2009 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, InCapital LLC Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc.,

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Securities LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 11/15/2009 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

26054LFV0	$17,723,000	100.000%	1.500%	$17,457,155	8.000%	SEMI- ANNUAL	11/15/2018	5/15/2009	$37.11	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2009 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, InCapital LLC Agents: Charles Schwab & Co. Inc.,

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Securities LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 11/15/2009 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

The Dow Chemical Company

Trade Date: Monday, November 24, 2008 @ 12:00 PM ET

Settle Date: Friday, November 28, 2008

Minimum Denomination/Increments: $1,000/$1,000

All trades settle flat and clear SDFS: DTC Book-Entry Only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business day

(as term is defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trade mark of InCapital Holdings LLC All rights reserved

The Dow Chemical Company The Dow Chemical Company InterNotes

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